Exhibit 99

Press Release

July 26, 2013

FOR IMMEDIATE RELEASE
For more information contact:
Doug Gulling, Executive Vice President and Chief Financial Officer (515) 222-2309

WEST BANCORPORATION, INC. INCREASES QUARTERLY DIVIDEND BY 10 PERCENT; STOCK REPURCHASE AUTHORIZATION PUT IN PLACE; ANNOUNCES SECOND QUARTER RESULTS

West Des Moines, IA - West Bancorporation, Inc. (NASDAQ: WTBA) (the "Company"), parent company of West Bank, is pleased to report that at its meeting on July 24, 2013, the Board of Directors increased the quarterly dividend by 10 percent to $0.11 per share. The dividend is payable on August 27, 2013, to shareholders of record on August 7, 2013.

“We are pleased to announce the quarterly dividend increase. West Bancorporation, Inc. is well-capitalized and we believe that our earnings outlook continues to be favorable. These factors, combined with our emphasis on organic growth, allow us to provide this increase to our shareholders,” stated David Nelson, President and Chief Executive Officer.

On July 24, 2013, the Board of Directors also authorized management to repurchase up to $2 million of the Company's common stock between now and the next annual board organizational meeting in April 2014. The authorization does not require such purchases and is subject to certain restrictions. Shares of Company common stock may be repurchased on the open market or in privately negotiated transactions. The extent to which the shares are repurchased, if any, and the timing of such repurchase will depend on market conditions and other corporate considerations.

For the second quarter of 2013, net income was $4.30 million, or $0.25 per diluted common share. This compares to net income for the second quarter of 2012 of $4.38 million, which was also $0.25 per diluted common share.

“While net income for the second quarter of 2013 was $85,000 lower than the second quarter of last year, we feel the nature of the earnings for the most recent quarter was stronger,” added Nelson. Last year's second quarter results included a tax-exempt gain on bank-owned life insurance of $841,000, which is not a regular or predictable item and is not considered a core income element. Net interest income for the quarter was up 11.0 percent over the same period last year. Trust income was higher than last year. The increase in interest rates at the end of the second quarter negatively impacted the gains and fees from the sale of residential mortgages. The value of those mortgages held for sale resulted in a loss of approximately $166,000. Total noninterest expenses were lower this year, primarily because of reduced costs to hold other real estate owned.

During the second quarter of 2013, the loan portfolio grew by $32.1 million. Deposits grew by $11.1 million. After one full quarter of operations, West Bank's new Rochester, Minnesota location had $2.7 million of loans outstanding. The loan pipeline in that market, as well as in eastern and central Iowa, continues to be strong.

For the first half of 2013, net income was $8.25 million or $0.48 per diluted common share, compared to $8.36 million or $0.48 per diluted common share for the same period in 2012.

As previously announced, the Company repurchased approximately 1.4 million shares of its common stock in early June. The purchase was financed with a loan that we will pay off over five years. The low interest rate environment made financing the repurchase a favorable transaction. Earnings per share will be enhanced going forward because of the repurchase.

The Company filed its quarterly report on Form 10-Q with the Securities and Exchange Commission this morning. Please refer to that document for a more in-depth discussion of our results. The Form 10-Q document is available on the Investor Relations section of West Bank's website at www.westbankstrong.com.

The Company will discuss its second quarter 2013 results during a conference call scheduled for this afternoon, Friday, July 26, 2013, at 2:00 p.m. Central Time. The telephone number for the conference call is 877-317-6016. A recording of the call will be available until August 6, 2013, at 877-344-7529, pass code: 10022855.

About West Bancorporation, Inc. (NASDAQ: WTBA)
West Bancorporation, Inc. is headquartered in West Des Moines, Iowa. Serving Iowans since 1893, West Bank, a wholly-owned subsidiary of West Bancorporation, Inc., is a community bank that focuses on lending, deposit services and trust services for consumers and small- to medium-sized businesses. West Bank has eight offices in the Des Moines metropolitan area, two offices in Iowa City, one office in Coralville and an office in Rochester, Minnesota.

Certain statements in this press release, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meanings of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may appear throughout this press release. These forward-looking statements are generally identified by the words “believes,” “expects,” “intends,” “anticipates,” “projects,” “future,” “may,” “should,” “will,” “strategy,” “plan,” “opportunity,” “will be,” “will likely result,” “will continue,” or similar references, or references to estimates, predictions, or future events.  Such forward-looking statements are based upon certain underlying assumptions, risks, and uncertainties.  Because of the possibility that the underlying assumptions are incorrect or do not materialize as expected in the future, actual results could differ materially from these forward-looking statements.  Risks and uncertainties that may affect future results include: interest rate risk; competitive pressures; pricing pressures on loans and deposits; changes in credit and other risks posed by the Company's loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses dictated by new market conditions or regulatory requirements; actions of bank and non-bank competitors; changes in local and national economic conditions; changes in regulatory requirements, limitations, and costs; changes in customers' acceptance of the Company's products and services; and any other risks described in the “Risk Factors” sections of reports filed by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to revise or update such forward-looking statements to reflect current or future events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

WEST BANCORPORATION, INC. AND SUBSIDIARY
Financial Information (unaudited)
(in thousands, except per share data)

CONSOLIDATED STATEMENTS OF CONDITION	June 30, 2013	June 30, 2012
Assets
Cash and due from banks	$36,024	$36,555
Short-term investments	5,238	76,303
Securities	388,673	329,597
Loans held for sale	6,753	3,777
Loans	969,109	858,414
Allowance for loan losses	(15,959)	(15,373)
Loans, net	953,150	843,041
Bank-owned life insurance	26,060	25,386
Other real estate owned	7,980	9,241
Other assets	27,768	26,119
Total assets	$1,451,646	$1,350,019

Liabilities and Stockholders' Equity
Deposits:
Noninterest-bearing	$308,189	$280,398
Interest-bearing:
Demand	155,025	161,770
Savings	496,513	423,254
Time of $100,000 or more	92,528	77,239
Other time	72,284	84,473
Total deposits	1,124,539	1,027,134
Short-term borrowings	65,671	60,711
Long-term borrowings	132,022	125,619
Other liabilities	7,814	6,523
Stockholders' equity	121,600	130,032
Total liabilities and stockholders' equity	$1,451,646	$1,350,019

Financial Information (continued) (unaudited)
(in thousands, except per share data)
	Three months ended June 30,		Six Months Ended June 30,
CONSOLIDATED INCOME STATEMENTS	2013	2012	2013	2012
Interest income
Loans, including fees	$11,327	$11,206	$22,235	$22,396
Securities	1,918	1,639	3,519	3,113
Other	16	51	79	93
Total interest income	13,261	12,896	25,833	25,602
Interest expense
Deposits	858	1,271	1,737	2,550
Short-term borrowings	26	29	53	66
Long-term borrowings	844	1,205	1,686	2,417
Total interest expense	1,728	2,505	3,476	5,033
Net interest income	11,533	10,391	22,357	20,569
Provision for loan losses	—	—	150	—
Net interest income after provision for loan losses	11,533	10,391	22,207	20,569
Noninterest income
Service charges on deposit accounts	735	738	1,443	1,468
Debit card usage fees	431	412	824	790
Trust services	238	190	477	394
Gains and fees on sales of residential mortgages	226	581	737	1,328
Increase in cash value of bank-owned life insurance	170	191	330	390
Gain from bank-owned life insurance	—	841	—	841
Investment securities impairment losses	—	(127)	—	(173)
Realized investment securities gains, net	—	279	—	246
Other income	217	241	427	463
Total noninterest income	2,017	3,346	4,238	5,747
Noninterest expense
Salaries and employee benefits	3,986	3,571	7,955	7,207
Occupancy	1,000	875	1,933	1,732
Data processing	500	505	983	1,006
FDIC insurance expense	176	167	365	333
Other real estate owned expense (income)	(15)	906	1	988
Professional fees	333	287	636	579
Consulting fees	112	121	169	307
Other expenses	1,323	1,381	2,619	2,526
Total noninterest expense	7,415	7,813	14,661	14,678
Income before income taxes	6,135	5,924	11,784	11,638
Income taxes	1,837	1,541	3,538	3,278
Net income	$4,298	$4,383	$8,246	$8,360

Financial Information (continued) (unaudited)
(in thousands, except per share data)

	PER COMMON SHARE		MARKET INFORMATION (1)
	Net Income
	Basic and Diluted	Dividends	High	Low
2013
2nd Quarter	$0.25	$0.10	$12.27	$10.10
1st Quarter	0.23	0.10	11.72	10.46

2012
4th Quarter	$0.22	$0.10	$12.29	$9.75
3rd Quarter	0.22	0.10	12.35	9.38
2nd Quarter	0.25	0.08	10.22	9.02
1st Quarter	0.23	0.08	10.46	8.71
(1) The prices shown are the high and low sale prices for the Company's common stock, which trades on the Nasdaq Global Select Market, under the symbol WTBA. The market quotations, reported by Nasdaq, do not include retail markup, markdown, or commissions.

	Three months Ended June 30,		Six Months Ended June 30,
SELECTED FINANCIAL MEASURES	2013	2012	2013	2012
Return on average equity	12.93%	13.69%	12.39%	13.26%
Return on average assets	1.19%	1.32%	1.16%	1.28%
Net interest margin	3.51%	3.44%	3.44%	3.47%
Efficiency ratio	53.15%	49.31%	53.50%	50.52%

			As of June 30,
			2013	2012
Texas ratio			10.00%	13.00%
Allowance for loan losses ratio			1.65%	1.79%
Tangible common equity ratio			8.38%	9.63%
Definitions of ratios:

•	Return on average equity - annualized net income divided by average stockholders' equity.

•	Return on average assets - annualized net income divided by average assets.

•	Net interest margin - annualized tax-equivalent net interest income divided by average interest-earning assets.

•
Efficiency ratio - noninterest expense (excluding other real estate owned expense) divided by noninterest income (excluding net securities gains and net impairment losses) plus tax-equivalent net interest income.

•	Texas ratio - total nonperforming assets divided by tangible common equity plus the allowance for loan losses.

•	Allowance for loan losses ratio - allowance for loan losses divided by total loans.

•	Tangible common equity ratio - common equity less intangible assets divided by tangible assets.